EX-99.CODE ETH

          CODE OF ETHICS PURSUANT TO SECTION 406 OF THE SARBANES-OXLEY
            ACT OF 2002 FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL
                                    OFFICERS

                               SEPTEMBER 16, 2003

I.       COVERED OFFICERS/PURPOSE OF THE CODE

         This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by the registered investment companies (each a "Fund" and, collectively, the "Funds") listed on Exhibit A and applies to each Fund's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom is identified in Exhibit B) for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that a Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by a Fund;

         o compliance with applicable laws and governmental rules and regulations;

         o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         o        accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ANY ACTUAL OR APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the relevant Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the relevant Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the relevant Fund and already are subject to conflict of interest provisions

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and procedures in the Investment Company Act of 1940 (including the regulations thereunder, the "1940 Act") and the Investment Advisers Act of 1940 (including the regulations thereunder, the "Investment Advisers Act"). Indeed, conflicts of interest are endemic for certain registered management investment companies and those conflicts are both substantially and procedurally dealt with under the 1940 Act. For example, Covered Officers may not engage in certain transactions with a Fund because of their status as "affiliated persons" of such Fund. The compliance program of each Fund and the compliance programs of its investment advisers (including sub-advisers), principal underwriter and administrator or sub-administrator (each a "Service Provider" and, collectively, the "Service Providers") are reasonably designed to prevent, or identify and correct, violations of many of those provisions, although they are not designed to provide absolute assurance as to those matters. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between a Fund and its Service Providers of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Funds or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Service Providers and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Funds and their Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the relevant Fund. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and the relevant Fund's constitutional documents, such activities will be deemed to have been handled ethically. Frequently, the 1940 Act establishes, as a mechanism for dealing with conflicts, disclosure to and approval by the Directors/Trustees of a Fund who are not "interested persons" of such Fund under the 1940 Act. In addition, it is recognized by the Funds' Boards of Directors/Trustees ("Boards") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should bear in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the relevant Fund, unless the personal interest has been disclosed to and approved by other officers of such Fund or such Fund's Board or a committee of such Fund's Board that has no such personal interest.

                       *          *          *          *

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         Each Covered Officer must not:

         o use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the relevant Fund whereby the Covered Officer would benefit personally to the detriment of such Fund;

         o cause the relevant Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit such Fund; or

         o retaliate against any other Covered Officer or any employee of the Funds or their Service Providers for reports of potential violations that are made in good faith.

         There are some conflict of interest situations that should always be approved by the President of the relevant Fund (or, with respect to activities of the President, by the Chairman of the relevant Fund). These conflict of interest situations are listed below:

         o service on the board of directors or governing board of a publicly traded entity;

         o acceptance of any investment opportunity or of any material gift or gratuity from any person or entity that does business, or desires to do business, with the relevant Fund. For these purposes, material gifts do not include (i) gifts from a single giver so long as their aggregate annual value does not exceed the equivalent of $100.00 or (ii) attending business meals, business related conferences, sporting events and other entertainment events at the expense of a giver, so long as the expense is reasonable and both the Covered Person and the giver are present.(1)

         o any ownership interest in, or any consulting or employment relationship with, any entities doing business with the relevant Fund, other than a Service Provider or an affiliate of a Service Provider. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class.

         o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the relevant Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment with a Service Provider or its affiliate. This restriction shall not apply to or otherwise limit the ownership of

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        (1) The $100.00 threshold was taken from the ADAMA Code of Ethics.

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                  publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the particular class of security outstanding.

III.     DISCLOSURE AND COMPLIANCE

         o no Covered Officer should knowingly misrepresent, or cause others to misrepresent, facts about the relevant Fund to others, whether within or outside such Fund, including to such Fund's Board and auditors, and to governmental regulators and self-regulatory organizations;

         o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Service Providers or with counsel to the Funds with the goal of promoting full, fair, accurate, timely and understandable disclosure in the registration statements or periodic reports that the Funds file with, or submit to, the SEC (which, for sake of clarity, does not include any sales literature, omitting prospectuses, or "tombstone" advertising prepared by the relevant Fund's principal underwriter(s)); and

         o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the relevant Fund that he has received, read, and understands the Code;

         o provide full and fair responses to all questions asked in any Trustee and Officer Questionnaire provided by the relevant Fund as well as with respect to any supplemental request for information; and

         o notify the President of the relevant Fund promptly if he is convinced to a moral certainty that there has been a material violation of this Code (with respect to violations by a President, the Covered Officer shall report to the Chairman of the relevant Fund).

         The President of each Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the President will be considered by the Chairman of the relevant Fund.

         The Funds will follow these procedures in investigating and enforcing this Code:

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         o        the President will take all appropriate action to investigate any potential material violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

         o if, after such investigation, the President believes that no material violation has occurred, the President is not required to take any further action;

         o any matter that the President believes is a material violation will be reported to the Committee;

         o if the Committee concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of a Service Provider or its board; or a recommendation to dismiss the Covered Officer;

         o the Committee will be authorized to grant waivers, as it deems appropriate; and

         o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or the Funds' Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The Funds' and their Service Providers's codes of ethics under Rule 17j-1 under the 1940 Act and the Service Providers's more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      AMENDMENTS

         Any material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.     CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as permitted by the Board.

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VIII.    INTERNAL USE

         The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date:  September 16, 2003

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EXHIBIT A

Registered Investment Companies
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PIMCO Municipal Income Fund I/II/III

PIMCO California Municipal Income Fund I/II/III

PIMCO New York Municipal Income Fund I/II/III

PIMCO Corporate Income Fund

PIMCO Corporate Opportunity Fund

Nicholas-Applegate Convertible & Income Fund

PIMCO High Income Fund

Nicholas-Applegate Convertible & Income Fund II

PIMCO Floating Rate Income Fund

Municipal Advantage Fund Inc.

Fixed Income Shares

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EXHIBIT B

Persons Covered by this Code of Ethics
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
     --------------------------------- ------------------------------- ---------------------------------
       PRINCIPAL EXECUTIVE OFFICER       PRINCIPAL FINANCIAL OFFICER     PRINCIPAL ACCOUNTING OFFICER
     --------------------------------- ------------------------------- ---------------------------------

     --------------------------------- ------------------------------- ---------------------------------
            Brian S. Shlissel              Lawrence G. Altadonna            Lawrence G. Altadonna
     --------------------------------- ------------------------------- ---------------------------------

Note that the listed officers are "Covered Officers" of each of the Funds listed on Exhibit A.

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